Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION FINALIZES DEBT REFINANCING

Company Lowers Interest Rates, Extends Maturities and Increases Financial Flexibility

BLOOMFIELD HILLS, Michigan, June 22, 2011 – TriMas Corporation (NASDAQ: TRS) – a diversified manufacturer of engineered and applied products – today announced the closing of its new senior secured credit facilities. Under the transaction, the Company refinanced its Term Loan facility, while reducing the amount outstanding from $233 million to $225 million. In addition, the Company refinanced its Revolving Credit facility, increasing the commitment from $75 million to $110 million.

The Term Loan was refinanced at a rate of LIBOR plus 3.00%, including a “LIBOR floor” of 1.25%, compared to the previous rate of LIBOR plus 4.00% with a “LIBOR floor” of 2.00%. In addition, the maturity on the Term Loan was extended from December 2015 to June 2017. The Revolving Credit facility was also refinanced at a lower rate of LIBOR plus 3.25%, compared to the previous rate of LIBOR plus 4.00%, with an extended maturity from December 2013 to June 2016. Funds for refinancing the existing credit facilities came from cash on hand, as well as from the proceeds of its new Term Loan facility. The refinancing process was led by J.P. Morgan.

“Our strong financial performance has afforded us the opportunity to continue to proactively manage our capital structure and reduce our interest costs,” said Mark Zeffiro, TriMas’ chief financial officer. “As with all aspects of our business, we are focused on continuous improvement – working to improve our profitability and drive shareholder value. We are pleased we received such strong support from both existing and new lenders. We believe our new facilities provide us with the operational and financial flexibility to continue executing on our long-term growth objectives and strategies.”

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 3,900 employees at more than 60 different facilities in 11 countries. For more information, visit www.trimascorp.com.

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